                                EXHIBIT 11
                                ----------

COMPUTATION OF EARNINGS PER SHARE

                                            Three Months Ended June 30,
                                                1997             1996
                                                ----             ----

(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                   22,349           21,743
  Net effect of dilutive stock options--
    based on the treasury stock method
    using average market price                    340              331
                                              --------         --------
                         TOTAL                 22,689           22,074
                                              ========         ========

Net income                                    $ 6,080          $ 3,073
                                              ========         ========

Per share amount                              $   .27          $   .14
                                              ========         ========

FULLY DILUTED
  Average shares outstanding                   22,349           21,743
  Net effect of dilutive stock options--
    based on the treasury stock method using
    the period-end market price, if higher
    than the average market price                 340              377
                                              --------         --------
                          TOTAL                22,689           22,120
                                              ========         ========

Net income                                    $ 6,080          $ 3,073
                                              ========         ========

Per share amount                              $   .27          $   .14
                                              ========         =======

EXHIBIT 11 (cont.
-------------------

                    COMPUTATION OF EARNINGS PER SHARE

                                              Six Months Ended June 30,
                                                1997             1996
                                                ----             ----

(Amounts in thousands, except per share data)

PRIMARY
  Average shares outstanding                   22,347           21,555
  Net effect of dilutive stock options--
    based on the treasury stock method
    using average market price                    297              310
                                              --------         --------
                         TOTAL                 22,644           21,865
                                              ========         ========

Net income                                    $ 9,631          $ 5,183
                                              ========         ========

Per share amount                              $   .43          $   .24
                                              ========         ========

FULLY DILUTED
  Average shares outstanding                   22,347           21,555
  Net effect of dilutive stock options--
    based on the treasury stock method using
    the period-end market price, if higher
    than the average market price                 340              405
                                              --------         --------
                          TOTAL                22,687           21,960
                                              ========         ========

Net income                                    $ 9,631          $ 5,183
                                              ========         ========

Per share amount                              $   .42          $   .24
                                              ========         ========